                                                                    EXHIBIT 10.6




                          SECURITIES PURCHASE AGREEMENT


                                      AMONG


                        GLOBAL RESERVATION SYSTEMS, INC.


                                       AND


                         PRECISION RESPONSE CORPORATION


                           DATED: AS OF JUNE 15, 1999




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                          SECURITIES PURCHASE AGREEMENT

                  This Securities Purchase Agreement (this "AGREEMENT") is made as of the 15th day of June, 1999, by and between PRECISION RESPONSE CORPORATION, a Florida corporation (the "INVESTOR") and GLOBAL RESERVATION SYSTEMS, INC., a California corporation (the "COMPANY").

                               W I T N E S S E T H

                  WHEREAS, the Investor desires to acquire from the Company, and the Company desires to issue to the Investor, in the aggregate, 6,000,000 Shares (as defined herein) for an aggregate purchase price equal to $1,500,000 (the "PURCHASE PRICE") (which Purchase Price includes the $400,000 (the "INITIAL PAYMENT") previously paid to the Company by the Investor) (the "SHARE PURCHASE");

                  WHEREAS, the Investor desires to acquire from the Company, and the Company desires to issue to the Investor, a warrant (the "WARRANT"), as provided in the Common Stock Purchase Warrant annexed hereto as EXHIBIT A, to purchase 3,000,000 Shares on the terms provided herein and in the Common Stock Purchase Warrant (the "WARRANT PURCHASE" and, together with the Share Purchase, the "TRANSACTION");

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  The following terms, as used herein, have the following meanings:

                  "AFFILIATE" shall mean, with respect to any Person, any of (a) a director or executive officer of such Person, (b) a spouse parent, sibling or descendant of such Person (or spouse, parent, sibling or descendant of any director or executive officer of such Person) and (c) any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person, including, without




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limitation, investment partnerships or funds that are sponsored, managed or controlled, directly or indirectly, by such Person or its Affiliates.

                  "AGREEMENT" has the meaning set forth in the initial paragraph hereof.

                  "BROKER" has the meaning set forth in Section 6.1 hereof.

                  "CLAIM" has the meaning set forth in Section 5.3(b) hereof.

                  "CLAIM NOTICE" has the meaning set forth in Section 5.3(b) hereof.

                  "CLOSING" has the meaning set forth in Section 2.2 hereof.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMPANY" has the meaning set forth in the initial paragraph hereof.

                  "COMPANY GROUP" has the meaning set forth in Section 5.2(c) hereof.

                  "CONSENT" has the meaning set forth in Section 4.5 hereof.

                  "DAMAGES" has the meaning set forth in Section 5.2(a) hereof.

                  "DEFAULT" has the meaning set forth in Section 4.5 hereof.

                  "FINANCIAL STATEMENTS" has the meaning set forth in Section
4.8 hereof.

                  "GAAP" has the meaning set forth in Section 4.8 hereof.

                  "GOVERNING DOCUMENTS" means such corporation's articles or certificate of incorporation, by-laws and any applicable authorizing resolutions, and any amendments or modifications of any of the foregoing.

                  "GOVERNMENTAL AUTHORITY" means any federal, state, local or foreign court, tribunal, governmental department, agency, board or commission, regulatory authority, or other governmental body, subdivision or instrumentality.

                  "INDEMNIFIED PARTY" or "INDEMNIFIED PARTIES" have the meanings set forth in Section 5.3(a) hereof.


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                  "INDEMNIFYING PARTY" has the meaning set forth in Section
5.3(b) hereof.

                  "INDEMNITY PERIOD" has the meaning set forth in Section 5.1 hereof.

                  "INTELLECTUAL PROPERTY" has the meaning set forth in Section 4.16(a) hereof.

                  "INVESTOR" has the meaning set forth in the initial paragraph hereof.

                  "INVESTOR GROUP" has the meaning set forth in Section 5.2(a) hereof.

                  "LAW" means any law, statute, regulation, code or order of any federal, state or local governmental authority or agency.

                  "LICENSE AGREEMENTS" has the meaning set forth in Section 4.16(c) hereof.

                  "LIENS" has the meaning set forth in Section 2.1 hereof.

                  "LOSSES" means any and all assessments, liabilities, losses, fines, penalties, costs, damages and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses).

                  "MATERIAL ADVERSE EFFECT" has the meaning set forth in Section
4.1 hereof.

                  "NOTICE PERIOD" has the meaning set forth in Section 5.3(b) hereof.

                  "PERSON" means and includes any individual, corporation, partnership (limited or general), limited liability company, joint venture, association, trust, Governmental Authority and any other unincorporated organization or entity.

                  "PROPRIETARY SOFTWARE" has the meaning set forth in Section 4.16(c) hereof.

                  "PURCHASE PRICE" has the meaning set forth in the recitals hereto.


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                  "REGISTRATION RIGHTS AGREEMENT" means the agreement relating to the registration under the Securities Act of the securities acquired by the Investor hereunder.

                  "REPRESENTATIVES" has the meaning set forth in Section 5.2(a) hereof.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  "SHARE PURCHASE" has the meaning set forth in the recitals hereto.

                  "SHARES" means the Company's shares of Common Stock, no par value per share.

                  "SOFTWARE" has the meaning set forth in Section 4.16(a) hereof.

                  "TAXES" shall mean all federal, state, local or foreign taxes, assessments or other charges payable to or imposed by any Governmental Authority, including, without limitation, income, estimated income, business, occupation, franchise, gross receipts, profits, real property, personal property, sales, use, transfer, gains, registration, value-added, alternative or add-on minimum, commercial rent or withholding taxes, including any interest, penalty or addition thereto, whether disputed or not.

                  "TAX RETURN" shall mean all federal, state, local and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments thereto.

                  "TRADE SECRETS" has the meaning set forth in Section 4.16(a) hereof.

                  "TRANSACTION" has the meaning set forth in the recitals hereto.

                  "TRANSACTION DOCUMENTS" means this Agreement, the Shareholders Agreement, the Registration Rights Agreement [and the Master Services Agreement].

                  "WARRANT PURCHASE" has the meaning set forth in the recitals hereto.

                  "WARRANT" has the meaning set forth in the recitals hereto.


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                  "YEAR 2000 COMPLIANT" has the meaning set forth in Section
4.15 hereof.

                                   ARTICLE II

                                PURCHASE AND SALE

         Section 2.1 PURCHASE AND SALE OF SHARES AND WARRANT. Upon the terms and conditions set forth herein, the Investor hereby agrees to purchase, and the Company hereby agrees to issue 6,000,000 Shares and the Warrant, free and clear of all liens, charges and encumbrances of any nature whatsoever ("LIENS") for an aggregate purchase price equal to $1,500,000 (which Purchase Price includes the Initial Payment). Pursuant to this Section, and as provided in the Common Stock Purchase Warrant, the initial exercise price of the Warrant per Share shall equal $0.85 (which price shall be subject to adjustment as specified in the Common Stock Purchase Warrant).

         Section 2.2 CLOSING. The Closing of the purchase and sale of the Shares and Warrant (the "CLOSING") shall occur simultaneously with the execution and delivery of this Agreement at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York.

         Section 2.3 DELIVERIES AND PAYMENT. (a) At the Closing, the Company shall deliver or cause to be delivered to the Investor the following documents, in a form reasonably acceptable to the Investor:

                  (i) share certificates evidencing the Shares and a warrant certificate evidencing the Warrant issued in the name of the Investor;

                  (ii) a receipt evidencing receipt of payment of the Purchase Price from the Investor;

                  (iii)  an executed counterpart of the Shareholders Agreement;

                  (iv) an executed counterpart of the Registration Rights Agreement;

                  (v) the amendment to the By-laws of the Company attached hereto as Exhibit A; and

                  (vi) such other documents as the Investor shall reasonably request.


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         (b) At the Closing, the Investor shall deliver or cause to be delivered to the Company:

                  (i) the excess of the Purchase Price over the Initial Payment, by wire transfer of immediately available funds to an account to be designated by the Company in writing not later than one business day prior to the Closing;

                  (ii) an executed counterpart of the Shareholders Agreement;

                  (iii) an executed counterpart of the Registration Rights Agreement; and

                  (iv) such other documents as the Company shall reasonably request.

                                   ARTICLE III

                  REPRESENTATIONS & WARRANTIES OF THE INVESTOR

                  The Investor hereby represents and warrants to the Company that:

         Section 3.1 AUTHORIZATION BY THE INVESTOR. The Investor has all requisite power and authority and has full legal capacity and is competent to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Investor and, assuming the due authorization, execution and delivery by the Company, is a valid and binding obligation of the Investor, enforceable in accordance with its terms, except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         Section 3.2 GOVERNMENTAL CONSENTS. Assuming the accuracy of Section 4.13, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Investor in connection with the execution and delivery of this Agreement or the transactions contemplated hereby, except for filings, if any, required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as


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amended (the "HSR ACT") and such filings as shall have been made prior to and shall be effective on and as of the Closing.

         Section 3.3 INVESTMENT. The Shares and Warrant to be received by the Investor hereunder shall be held by the Investor for investment purposes only, for its own account and not with a view to or for sale in connection with any distribution of the Shares or Warrant, and the Investor has no present intention of selling, transferring or otherwise distributing the Shares or Warrant. The Investor agrees that it will not offer, sell, transfer or assign its Shares or Warrant or any interest therein in contravention of the Securities Act or any state or federal law. The Investor has no contract, understanding, agreement or arrangement with any Person or entity to sell, transfer or dispose of any or all of the Shares or Warrant it will receive in accordance with the provisions hereof.

         Section 3.4 ACCREDITED INVESTOR. The Investor is an "accredited investor" within the meaning of Regulation D under the Securities Act and has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of receiving and owning the Shares and Warrant and the Investor is able to bear the economic risk of such ownership. The Investor, by reason of the Investor's business or financial experience, has the capacity to protect its own interests in connection with the transaction. The Investor understands that the Shares and the Warrant have not been registered under the Securities Act by reason of reliance upon certain exemptions therefrom and that the reliance of the Company on such exemptions is predicated upon among other things, the bona fide nature of the Investor's investment intent as expressed herein.

         Section 3.5 INVESTMENT RISK. The Investor (a) understands that the purchase of the Shares and the Warrant represents a speculative and high risk investment and that there are no assurances that the Company will be profitable or have revenues in the future, (b) is aware of and has investigated the Company's business, management and financial condition, and (c) has had access to such other information about the Company as the Investor has deemed necessary or desirable to reach an informed and knowledgeable decision to acquire the Shares and the Warrant.






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                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


                  The Company hereby represents and warrants, except as otherwise set forth in the Company Disclosure Schedule attached hereto, that:

         Section 4.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. The Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect on the business, prospects, assets or condition (financial or otherwise) of the Company (a "MATERIAL ADVERSE EFFECT"). The Company has furnished to the Investor true and complete copies of its Articles of Incorporation and Bylaws, each as amended to date and currently in effect.

         Section 4.2 ISSUANCE, SALE AND DELIVERY OF SHARES AND WARRANT. The Shares and Warrant to be purchased by the Investor from the Company have been duly authorized for issuance and sale and, when the Shares are issued and delivered by the Company and paid for by the Investor, and when Shares are issued and delivered upon exercise of the Warrant, all such Shares, will be validly issued and fully paid and nonassessable, free and clear of all Liens and not issued in violation of any preemptive rights.

         Section 4.3 AUTHORIZATION. Each of the Transaction Documents has been duly authorized, executed and delivered by, and, assuming due authorization, execution and delivery by the Investor, is a valid and binding agreement of the Company, enforceable in accordance with its terms, except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         Section 4.4 CAPITALIZATION. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, no par value per share and 25,000,000 shares of preferred stock, no par value per share (the "Preferred Stock"). As of the date of this Agreement, there were (i) 25,733,250 shares of Common Stock


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issued and outstanding, (ii) 6,065,391 outstanding options to purchase shares of
Common Stock pursuant to the Company's 1999 Equity Incentive Plan and (iii) 2,900,000 shares of Common Stock reserved for future issuances of options by the Company (the shares issuable pursuant to (ii) and (iii), the "RESERVED SECURITIES"). All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and are not now in violation of or subject to any preemptive rights. Except as set forth above or in Schedule 4.4, and except for the transactions contemplated hereby, (i) there are not authorized, issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company, (B) any securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company or any obligation of the Company to issue any capital stock, partnership interests or other voting securities, or (C) any warrants, calls, options or other rights to acquire from the Company, or any obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, (iii) the consummation of the transactions contemplated hereby will not result in any anti-dilution type adjustment to any such securities and (iv) the Company has not granted to any Person any registration rights with respect to any shares of capital stock or other voting securities of the Company.
Schedule 4.4 sets forth the complete and accurate share register of the Company as of the date hereof.

         Section 4.5 SUBSIDIARIES, ETC. The Company has no Subsidiaries and does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, joint venture or other non-corporate business enterprise.

         Section 4.6 CONSENTS AND APPROVALS; NO VIOLATIONS. (a) Except as set forth in Schedule 4.6(a), neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder will (i) conflict with or result in any breach of an provision of the Articles of Incorporation or Bylaws of the Company, (ii) result in a violation or breach of, or default (or give rise to any right of termination, cancellation or acceleration) or result in the creation of any Lien or require any consent of another party under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which the Company is a party or by which it or any of its assets may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to


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in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Authority to which the Company is subject, excluding from the foregoing clauses
(ii) and (iii) such requirements, defaults, breaches, rights or violations that would not individually, or in the aggregate, have a Material Adverse Effect on the Company.

                  (b) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of the Company in connection with the execution and delivery of this Agreement or the transactions contemplated hereby, except for filings, if any, required under the HSR Act and such filings as shall have been made prior to and shall be effective on and as of the Closing.

         Section 4.7 LITIGATION. There is no action, suit or administrative proceeding, or governmental inquiry or investigation pending or, to the knowledge of the Company, threatened against or involving the Company (or any of its stockholders, officers or directors in connection with the business or affairs of the Company), before any court, arbitrator or administrative or governmental body, United States or foreign which (i) are criminal in nature or
(ii) are of any other nature and which, if adversely determined, present a reasonable risk of having a Material Adverse Effect on the Company. As of the date of this Agreement, there are no such actions, suits or administrative proceedings, or governmental inquiries or investigations pending or, to the knowledge of the Company, threatened challenging the validity or propriety of the transactions contemplated by this Agreement. The Company is not subject to any judgments, decrees, injunctions, or order of any court which have had or present a reasonable risk of having a Material Adverse Effect on the Company.

         Section 4.8 PERMITS. The Company possesses such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its business, and the Company has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to result in a Material Adverse Effect.

         Section 4.9 FINANCIAL STATEMENTS. The Company has previously furnished to the Investor the unaudited consolidated balance sheet of the Company and the related statement of operations and cash flow as of April 30, 1999 (the "Financial Statements"). The Financial Statements have been prepared from the books and


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records of the Company and fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the fiscal years then ended and have been prepared (including the notes thereto) in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis, except as otherwise noted therein.

         Section 4.10 TAXES. (a) The Company has duly and timely filed all Tax Returns required to be filed by it (except for the Tax Return for the year ended 1998 for which the Company has been granted an extension to file), and all such Tax Returns are true, complete and correct. Except to the extent adequately reserved for in accordance with generally accepted accounting principles and reflected on the Company's Financial Statements, all Taxes due and payable by the Company have been timely paid in full except where failure to so pay could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Financial Statements reflect an adequate accrual or reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such Financial Statements.

                  (b) The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including, without limitation, the withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any applicable foreign Laws) and have, within the time and in the manner prescribed by applicable Laws, withheld from employee wages all amounts required to be so withheld under all applicable Laws other than those amounts that are not material, and have, within the time and manner prescribed by applicable Laws, paid over to the proper Governmental Authority all amounts so withheld.

                  (c) Except as set forth on Schedule 4.10, (i) no deficiencies for any Taxes have been proposed, asserted or assessed (either in writing or orally) against the Company, (ii) no Governmental Authority is conducting or proposing to conduct an audit with respect to Taxes or any Tax Returns of the Company, (iii) no extension or waiver of the statute of limitations with respect to Taxes or any Tax Return has been granted by the Company, which remains in effect, other than an extension resulting from the filing of a Tax Return after its original due date in the ordinary course of business, (iv) the Company is not a party to any agreement or arrangement to allocate, share or indemnify another party for Taxes other than those agreements entered into in the ordinary course of business, (v) there are no Liens for material Taxes upon the assets of the Company, except for Liens for Taxes not yet due , (vi) no jurisdiction where the Company does not file a Tax Return has asserted or


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otherwise made a claim that the Company is required to file a Tax Return for such jurisdiction, (vii) no power of attorney has been granted by or with respect to the Company with respect to any matter relating to Taxes, and (viii) neither the Company nor any of its shareholders has ever filed (a) an election pursuant to Section 1362 of the Code that the Company be treated as an S corporation or (b) a consent pursuant to Section 341(f) of the Code relating to collapsible corporations.

         Section 4.11 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Schedule 4.11, or as a result of the transactions contemplated by this Agreement, since April 30, 1999, there have been no changes, events or circumstances, which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

         Section 4.12 NO UNDISCLOSED LIABILITIES. Except as set forth in
Schedule 4.12, and except as to matters which, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, the Company does not have, directly or indirectly, any liabilities or obligations, whether accrued, absolute or contingent, other than (i) liabilities and obligations that are reflected, accrued or reserved for or disclosed in the balance sheet of the Company as of April 30, 1999 (or the notes thereto) and (ii) obligations incurred in the ordinary course of business and consistent with past practice since April 30, 1999.

         Section 4.13 SECURITIES ACT COMPLIANCE. Assuming the accuracy of and compliance with the representations, warranties and agreements of the Investor set forth herein, it is not necessary in connection with the offer, sale and delivery of the Shares or Warrant to the Investor in the manner contemplated by this Agreement to register the Shares or Warrant under the Securities Act.

         Section 4.14 FULL DISCLOSURE. The Company knows of no information or facts that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect which has not been disclosed to the Investor in this Agreement, the exhibits hereto, or other written materials furnished to the Investor. No representation or warranty by the Company in this Agreement and no statement contained in any exhibit, disclosure schedule, or certificate contemplated by this Agreement, when read together, contains or will contain any materially untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.




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         Section 4.15 YEAR 2000 COMPLIANCE. All software, whether embedded or otherwise, owned, used, held for use or licensed for use by the Company is Year 2000 Compliant or is reasonably expected to be Year 2000 Compliant. As used in this Agreement, "YEAR 2000 COMPLIANT" shall mean that software has the ability to consistently and accurately handle date and time information before, on and after January 1, 2000, without a material loss of functionality, including but not limited to accepting date and time input, providing date and time output, performing calculations on dates or portions of dates and comparing, sequencing, storing and displaying dates (including all leap year considerations). The "off-the-shelf" and "shrink-wrapped" software used by the Company states that the software (x) provides data of any type that includes date information or which is otherwise derived from, dependent on or related to date information ("Date Data") to the Company, (y) processes in any way Date Data for the Company or (z) otherwise provides any material product or service to the Company that is dependent on Year 2000 Compliance, that all of such entity's Date Data and related software and systems that are used for, or on behalf of, the Company are Year 2000 Compliant.

         Section 4.16 INTELLECTUAL PROPERTY.

                  (a) As used herein, the term "Intellectual Property" means all trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with goodwill, registrations and applications relating to the foregoing; registered and unregistered patents, copyrights (including registrations and applications for any of the foregoing); computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site (collectively, "Software"); confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (such confidential items, collectively "Trade Secrets") held for use or used in the business of the Company as conducted as of Closing or as presently contemplated to be conducted and any licenses to use any of the foregoing.

                  (b) Schedule 4.16 (b) sets forth, for all Intellectual Property owned by the Company, a complete and accurate list, of all U.S., state and foreign: (i) patents and patent applications; (ii) trademark and service mark registrations



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(including Internet domain name registrations), trademark and service mark applications and material unregistered trademarks and service marks; and (iii) copyright registrations, copyright applications and material unregistered copyrights. The Company currently is listed in the records of the appropriate U.S., state or foreign agency as the sole owner of record for each application and registration listed on Schedule 4.16(b).

                  (c) Schedule 4.16(c) lists all Software which is owned by the Company ("Proprietary Software"), and all agreements granting or obtaining any right to use or practice any rights under any Intellectual Property, excluding "shrink-wrapped" or "off-the-shelf" software, to which the Company is a party or otherwise bound, as licensee or licensor thereunder, including, without limitation, license agreements, settlement agreements and covenants not to sue (collectively, the "License Agreements").

                  (d) Except as set forth in Schedule 4.16(d):

                           (i) the Company owns or possesses adequate licenses
or other legal rights to all Intellectual Property, free and clear of all liens or other encumbrances;

                           (ii) to the extent any Intellectual Property is
capable of registration, all Intellectual Property owned or to the best of the Company's knowledge used by the Company has been duly maintained, is valid and subsisting, in full force and effect and has not been cancelled, expired or abandoned;

                           (iii) the Company has not received written notice
from any third party regarding any actual or potential infringement by the Company of any intellectual property of such third party, and the Company has no knowledge of any reasonable basis for such a claim against the Company;

                           (iv) the Company has not received written notice from
any third party regarding any assertion or claim challenging the validity of any Intellectual Property owned or used by the Company and the Company has no knowledge of any reasonable basis for such a claim;







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



                           (v) the Company has not licensed or sublicensed its
rights in any Intellectual Property, or received or been granted any such rights, other than pursuant to the License Agreements;

                           (vi) to the best of the Company's knowledge no third
party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Company;

                           (vii) the License Agreements contain binding
obligations of the Company, enforceable in accordance with their terms, and to the best of the Company's knowledge there exists no event or condition which will result in a violation or breach of, or constitute a default by the Company or the other party thereto, under any such License Agreement;

                           (viii) the Company takes all reasonable measures to
protect the confidentiality of its Trade Secrets including requesting third parties having access thereto to execute written nondisclosure agreements. To the best of the Company's knowledge, no Trade Secret of the Company has been disclosed or authorized to be disclosed to any third party other than pursuant to a written nondisclosure agreement that adequately protects the Company's proprietary interests in and to such Trade Secrets;

                           (ix) the consummation of the transactions
contemplated hereby will not result in the loss or impairment of the Company rights to own or use any of the Intellectual Property, nor will such consummation require the consent of any third party in respect of any Intellectual Property; and

                           (x) all Proprietary Software set forth in Schedule
4.16(c), was either developed (a) by employees of the Company within the scope of their employment; (b) by independent contractors as "works-made-for-hire," as that term is defined under Section 101 of the United States Copyright Act, 17 U.S.C. ss. 101, pursuant to written agreement; or (c) by third parties who have assigned all of their rights therein to the Company pursuant to written agreement. No former or present employees, officers or directors of the Company retain any rights of ownership or use of the Proprietary Software, and no employees or third parties who have developed or participated in the development of the Proprietary Software have any claims to any moral rights therein.

         Section 4.17 KOSAR AGREEMENT. The Company has entered into a letter agreement with Brian J. Kosar dated as of March 5, 1999, as amended on May 20, 1999, which provides that Mr. Kosar is entitled to receive an option for 750,000 shares of Common Stock at an exercise price of $0.25 per share and an additional option for 100,000 shares of Common Stock at an exercise price of $0.25 per share in the event that the Investor exercises the Warrant. Except for the options referred to in the preceding sentence, no warrants, options or other securities convertible into shares of common stock have been issued, or are issuable, to Mr. Kosar in connection with such letter agreement, as amended.

                                    ARTICLE V

                            SURVIVAL; INDEMNIFICATION

         Section 5.1 SURVIVAL PERIODS. All representations, warranties and agreements of the parties contained in this Agreement shall survive the Closing and shall apply with respect to claims asserted in writing prior to the first anniversary of the date of this Agreement; PROVIDED, HOWEVER, that the representations contained in Section 4.10 shall survive until the expiration of the applicable statute of limitations and the representations contained in
Section 4.2 and 4.4 shall survive indefinitely. The agreements contained in this
Article V shall survive the Closing in accordance with their respective terms and the agreements contained in Article VI shall survive the Closing indefinitely.

         Section 5.2 INDEMNIFICATION. Subject to the other provisions of this
Article V, from and after the Closing:

                  (a) The Company shall indemnify and hold harmless the Investor and each of the Investor's Affiliates and their respective partners, directors, officers, employees, representatives and agents and their respective successors and assigns ("REPRESENTATIVES" and, together with the Investor, the "INVESTOR GROUP") from and against any costs or expenses (including reasonable attorneys'
fees), judgments, fines, losses, claims and damages (collectively, "DAMAGES") incurred or suffered by the members of the Investor Group which arise out of or are the result of any breach of any representation or warranty made by the Company under this Agreement.

                  (b) The Company's obligations to indemnify the Investor Group pursuant to Section 5.2(a) hereof with respect to a breach of a representation or warranty made by the Company under this Agreement, are subject to the following additional limitations:

                  (i) No Claim shall be made against the Company hereunder unless the aggregate amount of Investor Group Damages claimed under Section 5.2(a) hereof exceeds $50,000 on a cumulative basis, it being understood that if such threshold is met, then all Investor Group Damages may be claimed.

                  (ii) The aggregate indemnification obligations of the Company under Section 5.2(a) hereof will not exceed the Purchase Price.

                  (iii) The Company shall be obligated to indemnify the Investor Group only for those claims giving rise to Investor Group Damages as to which the Investor Group has given the Company written notice thereof prior to the end of the relevant indemnity period specified in Section 5.1. Any written notice delivered by the Investor Group to the Company with respect to Investor Group Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Investor Group Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

                  (iv) The Company's indemnity obligations hereunder with respect to Investor Group Damages shall be calculated net of (i.e. after deducting) any federal, state, and/or local income tax benefits, any insurance proceeds and any third party payments by virtue of indemnification or subrogation actually received by the Investor Group with respect to the subject matter of a claim.

                  (c) The Investor shall indemnify and hold harmless the Company, each of its Representatives and their respective successors and assigns of any of the foregoing (collectively, the "COMPANY GROUP") from and against any Damages incurred by the members of the Company Group which arise out of or are the result of any breach of any representation or warranty made by the Investor under this Agreement.

                  (d) The Investor's obligations to indemnify the Company Group pursuant to Section 5.2(c) hereof with respect to a breach of a representation or warranty made by the Investor under this Agreement, are subject to the following additional limitations:

                  (i) The Investor shall be obligated to indemnify the Company Group only for those claims giving rise to Company Group Damages as to which the Company Group has given the Investor written notice thereof prior to the end of the relevant indemnity period. Any written notice delivered by the Company Group to the Investor with respect to Company Group Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Company Group Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

                  (ii) The Investor's indemnity obligations hereunder with respect to Company Group Damages shall be calculated net of (i.e. after deducting) any federal, state and/or local income tax benefits, any insurance proceeds or third party payments by virtue of indemnification or subrogation actually received by the Company Group with respect to the subject matter of a claim.

                  (e) Subject to the limitations set forth in Section 5.2(b) hereof, the Company hereby agrees, to indemnify, defend and hold harmless the Investor Group, on an after-tax basis, from and against all claims, demands, actions, causes of actions and Losses suffered or incurred by, or asserted against, the Investor Group relating to or arising from any Taxes in respect of, or measured by the income or gross receipts of any such entities for any period prior to the Closing Date, including any penalties or interest with respect to such Taxes.

                           The indemnity under this Section 5.2(e) shall survive
the Closing and continue in full force and effect until the expiration of the applicable statutes of limitations.

         Section 5.3 GENERAL PROCEDURES; THIRD PARTY CLAIMS.

                  (a) The members of the Investor Group, on the one hand, and the members of Company Group, on the other hand, as the case may be, are sometimes referred to herein individually as an "INDEMNIFIED PARTY" and collectively as the "INDEMNIFIED PARTIES." All claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this
Section 5.3.

                  (b) In the event that any claim or demand by a Third Party for which the Investor or the Company, as the case may be (an "INDEMNIFYING PARTY"), may be liable to any Indemnified Party hereunder (a "CLAIM") is asserted against or sought to be collected from any Indemnified Party by a Third Party, such Indemnified Party shall as promptly as practicable notify the Indemnifying Party in writing of such Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the "CLAIM NOTICE"); provided that failure to so notify an Indemnifying Party shall not relieve it from liability except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice. The Indemnifying Party shall have thirty days from the personal delivery or mailing of the Claim Notice (the "NOTICE PERIOD") to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Claim and (b) whether or not it desires to defend the Indemnified Party against such Claim. All costs and expenses incurred by the Indemnifying Party in defending such Claim and all costs incurred by the Indemnified Party during the Notice Period shall be a liability of, and shall be paid by, the Indemnifying Party. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party in writing within the Notice Period that it acknowledges its indemnification obligation and desires to defend the Indemnified Party against such Claim, the Indemnifying Party shall, at its sole cost and expense, have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense; provided, that if the settlement or compromise of a claim does not include an unconditional release of the Indemnified Party, then the Indemnifying Party shall not settle or compromise any claim without the written consent of the Indemnified Party. If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense unless, in the reasonable judgment of the Indemnified Party, it is advisable to be represented by separate counsel because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party which makes representation of both parties inappropriate, in which case the reasonable fees of counsel for the Indemnified Party shall be paid by the Indemnifying Party. The Indemnifying Party may, with the consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise any action or consent to the entry of any judgment that includes as a term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a duly executed written unconditional release of the Indemnified Party from all liability in respect of such action. Notwithstanding the foregoing, the Indemnified Party shall have the sole right to defend, settle, or compromise any Claim with respect to which it has agreed in writing to waive its right to indemnification pursuant to this Agreement. Notwithstanding the foregoing, the Indemnified Party, during the period the Indemnifying Party is determining whether to elect to assume the defense of a matter covered by this Section 5.3, may take such reasonable actions as it deems necessary to preserve any and all rights with respect to the matter, without such actions being construed as a waiver of the Indemnified Party's rights to defense and indemnification pursuant to this Agreement. If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, then the amount of any such Claim, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder. To the extent the Indemnifying Party shall direct, control, or participate in the defense or settlement of any third-party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The parties hereto shall each render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim or proceeding.

                                   ARTICLE VI

                                  MISCELLANEOUS

         Section 6.1 BROKERS. Except as set forth on Schedule 6.1, each party represents and warrants to the other that it has dealt with no broker, finder or other Person (collectively, "BROKER") with respect to this Agreement or the transactions contemplated hereby and that no Broker is entitled to a commission as a result of this transaction.

         Section 6.2 COMPLETE AGREEMENT. This Agreement (including the documents and instruments referred to herein or executed concurrently herewith) represents the entire agreement between the Investor and the Company covering everything agreed upon or understood in this transaction and all other prior agreements, written or oral, including any prior subscription agreements or letters, are merged into this Agreement. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties.

         Section 6.3 PARTIAL INVALIDITY. If any term, covenant or condition of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

         Section 6.4 MISCELLANEOUS. (a) All headings and sections of this Agreement are inserted for convenience only and do not form part of this Agreement or limit, expand or otherwise alter the meaning of any provisions hereof.

                  (b) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement. Facsimile signatures shall be deemed effective execution of this Agreement and may be relied upon as such by the other party.

                  (c) The provisions of this Agreement are intended to be for the sole benefit of the parties hereto and their respective successors and permitted assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any Third Party.

         Section 6.5 GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF NEW YORK (REGARDLESS OF THE LAWS THAT MIGHT BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT AND PERFORMANCE. Each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of The United States District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Supreme Court of the State of New York or any court of competent civil jurisdiction sitting in New York County, New York. In any action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. THE PARTIES HERETO, HAVING CAREFULLY

CONSIDERED THE ISSUE, AND HAVING SOUGHT AND OBTAINED THE ADVICE OF COUNSEL, KNOWINGLY, INTENTIONALLY AND IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT AND ANY OTHER AGREEMENT DELIVERED IN CONNECTION HEREWITH.

         Section 6.6 EXPENSES. Each of the parties hereto shall bear its own expenses (including fees and disbursements of its counsel, accountants and other experts); PROVIDED, HOWEVER, THAT, if the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company, including reasonable documented out-of-pocket expenses of the Investor.

         Section 6.7 NOTICES. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be given by personal delivery, by telegram, by United States registered or certified mail (postage prepaid, return receipt requested) addressed as hereinafter provided or via telephonic facsimile transmission. Notice shall be sent and deemed given when (a) if personally delivered, then upon receipt by the receiving party, or
(b) if mailed, then three (3) days after being postmarked, or (c) if delivered to a telegraph company office, then upon receipt by the receiving party of the telegraph notice, or (d) if sent via telephonic facsimile transmission, then upon receipt by a designated facsimile receiving device in the office of the receiving party.

         Any party listed below may change its address hereunder by notice to the other party listed below. Until further notice, notice and other communications hereunder shall be addressed to the parties listed below as follows:

         If to the Investor:                Precision Response Corporation
                                            1505 NW 167th Street
                                            Miami, FL 33169
                                            Attention:  General Counsel
                                            Fax: (305) 626-4742

         With a copy to:             Skadden, Arps, Slate, Meagher & Flom LLP
                                     919 Third Avenue
                                     New York, New York  10022
                                     Attention: Lou R. Kling, Esq.
                                     Fax: (212) 735-2000

         If to the Company to:       Global Reservation Systems, Inc.
                                     2320 Marinship Way
                                     Sausalito, CA 94965
                                     Attention: Tony Wicks
                                     Fax: (415) 289-4299


         With a copy to:             Preston Gates & Ellis
                                     One Maritime Plaza
                                     Suite 2400
                                     San Francisco, CA 94111
                                     Attention: Alisa Won, Esq.
                                     Fax: (415) 788-8819


         Section 6.8 ASSIGNMENT. Neither this Agreement nor any rights which may accrue to the Investor hereunder may be transferred or assigned without the prior written consent of the Company.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day first written above.

                                        GLOBAL RESERVATION SYSTEMS, INC.

                                        By: /s/ Tony D. Wicks
                                           ---------------------------------
                                           Name: Tony D. Wicks
                                           Title: President

                                        PRECISION RESPONSE CORPORATION

                                        By: /s/ Paul M. O'Hara
                                           ---------------------------------
                                           Name:  Paul M. O'Hara
                                           Title: Executive Vice President
                                                  and Chief Financial Officer